Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THIS CONVERTIBLE PROMISSORY NOTE AND THE OBLIGATIONS AND INDEBTEDNESS PAYABLE HEREUNDER ARE SUBORDINATED TO THE SENIOR INDEBTEDNESS (AS DEFINED BELOW) AS SET FORTH HEREIN.

IMEDIA BRANDS, INC.
Convertible Promissory Note

$[ ]	[ ], 2023

1.            Promise to Pay. For value received, iMedia Brands, Inc., a Minnesota corporation (the “Company”), promises to pay to [___________] (the “Investor”), at such place as the Investor may from time to time in writing designate to the Company, the principal sum of $[_______], together with all accrued but unpaid interest thereon as set forth below.

2.            Loan Agreement. This Note is one of several notes (the “Notes”) issued by the Company pursuant to that certain Loan Agreement between the Company and the investors set forth on Schedule I thereto dated as of April 10, 2023 (the “Agreement”). All capitalized terms not otherwise defined herein having the meaning set forth in the Agreement. By acceptance of this Note, Investor expressly agrees, for the benefit of the present and future holders of such indebtedness, to be bound by the provisions of this Note and the Agreement.

3.            Payment Terms; Maturity. Interest on the unpaid principal balance of this Note will accrue at the rate of 7.75% per annum increasing to 15% per annum effective January 1, 2024 in the event this Note remains outstanding. Accrual of interest will commence on the date of this Note, will continue until this Note is fully paid, and will be payable in a single installment at maturity as set forth below. The interest rate will be computed on the basis of the actual number of days elapsed in a 365-day year. If not sooner converted as provided below, the entire unpaid principal balance, together with all accrued but unpaid interest, will be due and payable in cash on March 31, 2024 (the “Maturity Date”). The Company and the Investor expressly acknowledge and agree that the foregoing is subject to the terms and conditions of this Note, including, but not limited to, Section 5, 7 and Section 8. In the event this Note has not been converted to Common Stock and Warrants by the Maturity Date, the Company may not repay the principal amount of this Note or accrued interest upon this Note, in either case, without the consent of the holders of a majority of the then-outstanding principal amount of the Notes (the “Majority Investors”). The Maturity Date of this Note and all of the other Notes may be extended, in their sole discretion, by the Majority Investors. All payments of interest and principal will be made in lawful money of the United States of America and will be made pro rata among all Investors, without any deduction by way of set-off, counterclaim, or otherwise. All payments will be applied first to interest and thereafter to principal. All payments will be made to the Investors at their respective addresses set forth in the Agreement or at such other address as is provided in writing to the Company.

4.            Unsecured Obligation. This Note represents an unsecured obligation of the Company. The Notes will rank equally with all other unsecured debt of the Company.

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5.            Subordination.

(a)            This Note is deemed to be subordinated indebtedness under the Senior Debt Agreements and is subordinated and junior in right of payment, priority, collection and all other respects to the indefeasible payment in full in cash of all liabilities of the Company or any of its subsidiaries or parent entities under the Senior Debt Agreements, including, without limitation, all “Obligations” (as defined in the Siena Credit Agreement). No payment under this Note shall be payable or made until the Senior Indebtedness has been indefeasibly paid in full in cash and any commitment to make advances under the Siena Credit Agreement has terminated. No Investor will commence any action or proceeding against Company (or any of its subsidiaries or parent entities) to demand, collect or recover any payment under this Note not paid when due, and shall not join with any creditor in bringing or assisting or cooperating in any Proceeding (as defined below) against Company (or any of its subsidiaries or parent entities), unless and until the Senior Indebtedness is indefeasibly paid in full in cash and any commitment to make advances under the Siena Credit Agreement has terminated. This Section 5 is intended to constitute a “subordination agreement” under Section 510 of the United States Bankruptcy Code and shall be enforceable in any Proceeding and all references in this Section 5 to Company shall be deemed to apply to Company as debtor-in-possession and to any trustee or receiver for the estate of Company.

(b)            If any payment under this Note shall be received by any Investor at the time such payment is not permitted to be paid pursuant to this Section 5, then such payment shall be received, segregated and held in trust for, and shall be paid over by wire transfer of immediately available funds to the Senior Lender, to the extent necessary to pay all such Senior Indebtedness in full.

(c)            The provisions of this Section 5 shall continue in full force and effect notwithstanding (A) the commencement by Company (or any of its subsidiaries or parent entities) of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) Company’s (or any of its subsidiaries’ or parent entities’) consent to the entry of an order for relief in an insolvency case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Company (or any of its subsidiaries or parent entities) or for any substantial part of its property (any of the foregoing in clauses (A) and (B), a “Proceeding”), (C) the making by Company (or any of its subsidiaries or parent entities) of a general assignment for the benefit of creditors, (D) Company’s (or any of its subsidiaries’ or parent entities’) failure generally to pay its debts as they become due, or (E) the institution of a proceeding having jurisdiction in the premises seeking a decree or order for relief in respect of Company (or any of its subsidiaries or parent entities) in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Company (or any of its subsidiaries or parent entities) or for any substantial part of its property, or for the winding-up or liquidation of its affairs.

(d)            No right of Senior Lender to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Company (or any of its subsidiaries or parent entities) or by any act or failure to act, in good faith, by any Senior Lender or by any noncompliance by Company (or any of its subsidiaries or parent entities) with the terms, provisions and covenants of this Note. Without in any way limiting the generality of this Section 5 Senior Lender may, at any time and from time to time, without the consent of or notice to any Investor, and without impairing or releasing the subordination provided in this Section 5, do any one or more of the following: (I) change the manner, place or terms of payment or extend the time of payment of, or alter the Senior Indebtedness, or otherwise amend or supplement in any manner the Senior Indebtedness or any instrument evidencing the same or any agreement under which the Senior Indebtedness is outstanding, (II) release any person liable in any manner for the collection of the Senior Indebtedness, and (III) exercise or refrain from exercising any rights against Company and any other person.

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(e)            Upon any refinancing of the Senior Indebtedness, the Investors agree, upon the request of the Company, or the Senior Lender and at the sole cost and expense of the Company, to execute and deliver such agreements, documents or instruments as may be reasonably requested by the Company, or the Senior Lender to ratify and confirm the provisions set forth in this Section 5 for the benefit of the creditors under such refinancing.

(f)             Each Investor and Company hereby acknowledges and agrees that this Section 5 is made expressly for the benefit of the Senior Lender, and the Senior Lender may enforce the provisions hereof as if they were parties hereto. Senior Lender is an intended and express third-party beneficiary of this Section 5. Notwithstanding anything to the contrary contained herein, none of the provisions of this Section 5 may be amended, supplemented, waived or otherwise modified without the prior written consent of the Senior Lender.

(g)            Each Investor agrees that this Note is, and shall at all times remain, unsecured by any lien. Without limiting the foregoing, in the event any Investor obtains any lien to secure all or any portion of this Note, such Investor (A) agrees that such lien shall be junior and subordinate in all respects to any and all liens that may secure the Senior Indebtedness, (B) shall not attempt to enforce any right or remedy available to it or otherwise take any enforcement action with respect to such lien, and (C) agrees that upon Senior Lender’s request, such Investor shall promptly execute and deliver any releases or other documents and agreements that any Senior Lender deems necessary to release all such liens.

(h)            In the event of any insolvency or bankruptcy case or Proceeding, or any receivership, liquidation, reorganization or other similar case or Proceeding in connection therewith, relative to Company (or any of its subsidiaries or parent entities) or its property, and in the event of any proceeding for voluntary liquidation, dissolution or other winding-up of Company (or any of its subsidiaries or parent entities), whether or not involving insolvency or bankruptcy proceedings, then the Senior Indebtedness shall first be indefeasibly paid in full in cash before any payment on account of this Note is made, and in such case or proceedings any payment or distribution of any kind or character, whether in cash or property or securities, that may be payable or deliverable in respect of this Note, shall be paid over to or delivered directly to the Senior Lender until such time as all Senior Indebtedness shall have been indefeasibly paid and satisfied in full in cash. If any Investor has not filed a claim or proof of claim in respect of the this Note as of ten (10) days before the expiration of time to file such a claim or proof of claim in such case or Proceeding, then the Senior Lender is hereby authorized (but not obligated) to prepare and file such a claim or proof of claim for or on behalf of such Investor.

(i)            “Siena Credit Agreement” means the Loan and Security Agreement dated as July 30, 2021 by and among the Company and certain of its affiliates and the Senior Lender and certain other lenders party thereto (as may be amended, restated, amended and restated, supplemented or otherwise modified, renewed, refinanced or replaced from time to time).

(j)            “Senior Debt Agreements” means, collectively, the Siena Credit Agreement (and the other Loan Documents (as defined therein)) and any other documents evidencing Senior Indebtedness.

(k)            “Senior Indebtedness” means all (i) Obligations (as defined in the Siena Credit Agreement), and (ii) unless expressly subordinated to or made on a parity with the amounts due under this Note, all amounts due in connection with (x) other indebtedness of the Company to banks or other lending institutions regularly engaged in the business of lending money, (y) all other indebtedness secured by assets of the Company to the extent of such security, and (z) any other indebtedness or any issued in exchange for such Senior Indebtedness.

(l)            “Senior Lender” means Siena Lending Group LLC, its successors and assigns, and any other holder of Senior Indebtedness.

Notwithstanding the foregoing, (i) nothing in this Section 5 shall prohibit, impair or change any of the Company’s obligations to issue the Shares and the Warrants (or the securities issuable thereunder) in accordance with the terms herein and (ii) this Note will be pari passu with all other Notes with respect to right of payment and priority.

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6.            Prepayment; Repayment. This Note may be prepaid (or repaid) by the Company only with the consent of (a) the Majority Investors at any time or (b) the holder of this Note at any time on or after December 31, 2023. At the time of prepayment (or repayment), if so permitted by the holder of this Note or the Majority Investors pursuant to the prior sentence, the Company will pay all accrued but unpaid interest on the portion of the principal balance prepaid (or repaid). Notwithstanding any other provision of this Note (other than Section 5), this Note may be repaid by the Company without the consent of the Majority Investors or the holder of this Note on or after December 31, 2025, provided that (i) the Company provides at least five business days prior written notice to the holder of this Note and (ii) such repayment is subject to Section 5.

7.            Mandatory Conversion. On such date that the Company has (i) amended its articles of incorporation to increase the Company’s authorized shares of Common Stock by at least 7,000,000 shares of Common Stock (as adjusted for any stock splits, stock combinations or similar transactions following the date hereof and prior to the Event Date) (and in any event the number of authorized and unreserved shares of Common Stock shall be increased so that the total number of authorized and unreserved shares of Common Stock is sufficient for the Notes to be converted into the maximum number of shares of Common Stock issuable in accordance with the terms of the Notes and for the Warrants to be exercised for the maximum number of shares of Common Stock issuable in accordance with the terms of the Warrants) (such authorized shares increase, the “Authorized Shares Increase”), (ii) either (A) entered into binding transaction documents in regards to (and closed the transactions contemplated thereby) either a new or refinanced asset-based lending facility (the “Refinancing”) on customary market terms for such an asset-based lending facility or (B) the Majority Investors determine, in their sole discretion, that the Company has made sufficient progress towards completion of the Refinancing and (iii) if applicable, received shareholder approval required pursuant to Nasdaq Marketplace Rule 5635 (for the avoidance of doubt, the Company will not be required to seek approval of the shareholders under Nasdaq Marketplace Rule 5635 for the purposes of allowing any shareholder’s beneficial ownership to exceed 19.99% of the outstanding shares of Common Stock) (such date that the conditions set forth in clauses (i), (ii) and (iii) have been satisfied, the “Event Date”), all of the outstanding principal and interest accrued to the Event Date shall, subject to the Beneficial Ownership Limitation (as defined below) (if applicable), be automatically converted into: (x) a number of shares of Common Stock (the “Shares”) determined by dividing all of the outstanding principal and interest accrued to the Event Date by $[          ] 1 and (y) the issuance of a Common Stock Purchase Warrant, in the form attached to the Agreement, to purchase a number of shares of Common Stock underlying such Common Stock Purchase Warrant determined by multiplying the number of Shares by 0.85. At the option of the holder of this Note, in lieu of receipt of Shares upon mandatory conversion pursuant to this Section or upon any optional conversion pursuant to Section 8, the Investor may request to receive all or any portion of the Shares in the form of a pre-funded warrant to purchase the number of Shares so elected, in the same form as the Warrants, but with an exercise price for the Warrants of $0.00001 per share and no expiration date.

8.            Optional Conversion.

(i)            At the option of the holder of this Note, at any time prior to the Authorized Shares Increase, any portion of this Note may be converted into: (A) a number of Shares determined by dividing the applicable principal amount and accrued interest of this Note being converted by $[         ] 2, up to a number of Shares equal to a number of shares of Common Stock that represents such holder’s proportionate share (determined by reference to such holder’s Loan Amount relative to all other Note holders’ Loan Amounts) of 5,680,936 shares of Common Stock (which represents the Company’s authorized and unreserved shares of Common Stock as of the date of this Note), and (B) a Common Stock Purchase Warrant, in the form attached to the Agreement, to purchase a number of shares of Common Stock underlying such Common Stock Purchase Warrant determined by multiplying the number of Shares received pursuant to clause (A) of this sentence by 0.85, with such Common Stock Purchase Warrant to be issued to such holder on the date of the Authorized Shares Increase. Any conversion of a portion of this Note effected under this clause shall be referred to as a “Pre-Authorized Optional Conversion”.

1 Equal to the Nasdaq Minimum Price (or Nasdaq last closing bid price for directors) + $0.10625. [$0.57475 | $0.58625]

2 Equal to the Nasdaq Minimum Price (or Nasdaq last closing bid price for directors) + $0.10625. [$0.57475 | $0.58625]

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               (ii)           At the option of the holder of this Note, at any time after the Authorized Shares Increase, any portion of this Note may be converted into: (A) a number of Shares determined by dividing the applicable principal amount and accrued interest of this Note being converted by $[          ] 3 and (B) a Common Stock Purchase Warrant, in the form attached to the Agreement, to purchase a number of shares of Common Stock underlying such Common Stock Purchase Warrant determined by multiplying the number of Shares received pursuant to clause (A) of this sentence by 0.85. Any conversion of a portion of this Note effected under this clause shall be referred to as a “Post-Authorized Optional Conversion”.

       (iii)           Following each Pre-Authorized Optional Conversion and Post-Authorized Optional Conversion, the aggregate principal amount of this Note shall be reduced by an amount equal to the applicable principal amount of this Note so converted in accordance with this Section 8. In order to effectuate a conversion under this Section, the holder of this Note shall submit a written notice to the Company, duly executed by such holder and accompanied by this Note, stating that such holder irrevocably elects to convert the applicable principal amount and accrued interest of this Note specified in such conversion notice and, in connection with such conversion, the Company shall issue the Shares and the Common Stock Purchase Warrants to such holder in accordance with this Section 8. If a portion of the principal amount of this Note is being converted, the Company shall issue a replacement Note to the holder of this Note representing the remaining principal amount of this Note that has not been converted.

9.            Fundamental Transaction. The Company shall not enter into or be party to a Fundamental Transaction (as defined in the form of Warrant attached to this Agreement) unless, at the option of the holder, (a) the successor entity assumes in writing all of the obligations of the Company under this Note in accordance with the provisions of this Section pursuant to written agreements in form and substance satisfactory to the holder and approved by the holder prior to such Fundamental Transaction, including agreements to deliver to the holder in exchange for such Note a security of the successor entity evidenced by a written instrument substantially similar in form and substance to the Note, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Note held by the holder, having similar conversion rights as the Note and having similar ranking and security to the Note, and satisfactory to the holder or (b) at the option of the holder, the outstanding principal and interest on this Note is repaid in full or the Shares issuable upon conversion of this Note and the Warrants issuable hereunder, in each case, pursuant to Section 8 are so issued to the holder of this Note prior to the closing of any such Fundamental Transaction. Upon the occurrence of any Fundamental Transaction and in the event this Note is not repaid in full or the Shares and Warrants are so issued in accordance with the immediately preceding sentence, the successor entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the successor entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such successor entity had been named as the Company herein. Upon consummation of a Fundamental Transaction and in the event this Note is not repaid in full, the successor entity shall deliver to the holder confirmation that there shall be issued upon conversion or of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock and Warrants (or other securities, cash, assets or other property, which shall continue to be receivable thereafter) issuable upon the conversion or redemption of the Note prior to such Fundamental Transaction, such shares of the common equity (or their equivalent) of the successor entity which the holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the holder of this Note may elect, at its sole option, by delivery of written notice to the Company to waive this Section to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

3 Equal to the Nasdaq Minimum Price (or Nasdaq last closing bid price for directors) + $0.10625. [$0.57475 | $0.58625]

Convertible Promissory Note	Page 5

10.          Actions on Conversion. This Note will be deemed to have been automatically converted on the Event Date, and at such time the rights of the holder of this Note will cease and such holder will be treated for all purposes as the record holder of the Securities issuable upon conversion. As promptly as practicable after the Event Date, the holder of this Note will surrender this Note to the Company at its principal office for cancellation. As promptly as practicable after receipt of the Note, the Company will issue a certificate or certificates, or book entry notation, for the number of full Shares, as well as issue the Warrants, issuable upon conversion.

11.          Restriction on Transfer of the Note. Any sale or transfer of this Note must comply with the requirements contained in the Agreement.

12.          Collection Fees. If the principal and interest on this Note is not paid when due, and this Note has not been converted to equity securities of the Company, whether or not collection is initiated by any judicial proceeding, or this Note is placed in the hands of an attorney for collection, the Company must pay, in addition to all other amounts owing hereunder, all court costs and reasonable attorney’s fees incurred by the Investor in connection therewith.

13.          Events of Default.

       (a)           AUTOMATIC EVENT OF DEFAULT. The entire unpaid principal balance, together with accrued and unpaid interest thereon, will become immediately due and payable upon the insolvency of the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the Federal Bankruptcy Act, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

       (b)           OPTIONAL EVENT OF DEFAULT. The entire unpaid principal balance, together with accrued and unpaid interest thereon, will become immediately due and payable upon the declaration of the Majority Investors and written notice to the Company upon any of the following:

(i)             the Company fails to timely pay any of the principal amount due under this Note on the date the principal becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable, and such failure is not remedied within five days of notice of payment to the Company by the Majority Investors; or

(ii)            the Company defaults in its performance of, or breaches, any covenant under the Agreement, and such failure is not remedied within five days of notice of non-performance or breach to the Company by the Majority Investors or the Company breaches, in any material respect, any representation and warranty made by the Company under the Agreement.

14.          No Rights or Liabilities as Holder of Equity Interests. This Note does not of itself entitle the Investor to any voting rights or other rights as a holder of equity interests in the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Investor, shall cause the Investor to be a holder of Shares or warrants in the Company for any purpose.

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15.          Amendments and Waivers. Any term of this Note may be amended, terminated or waived only with the written consent of the Company and the Majority Investors. Any amendment or waiver effected in accordance with this Section shall be binding upon each of the Notes and each of the Investors and each transferee of the Notes and the Company.

16.          Waiver of Notice, Protest and Demand. The Company hereby waives presentment for payment, notice of nonpayment, protest, notice of protest, and all other notices, filing of suit and diligence in collecting the amounts due under this Note and agrees to not require the Investor to first initiate any suit or exhaust its remedies against any other person or parties in order to enforce payment of this Note.

17.          Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

18.          Governing Law. This Note and any controversy arising out of or relating to this Note shall be governed by and construed in accordance with the provisions set forth in the Agreement, including the governing law and dispute resolution provisions set forth therein.

19.          Electronic Signatures. Signatures may be delivered via facsimile, electronic mail (including.pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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20.          Beneficial Ownership Limitations. Capitalized terms used in this Section and not otherwise defined in this Note shall have the meanings set forth in the form of Warrant attached to the Agreement. The Company shall not effect any conversion of this Note, and a holder of this Note shall not have the right to convert any portion of this Note, pursuant to Sections 7 or 8 or otherwise, to the extent, and only to the extent, that after giving effect to such conversion, the holder of this Note (together with such holder’s Affiliates, and any other Persons acting as a group together with the holder of this Note or any of such holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own shares of Common Stock in excess of the Beneficial Ownership Limitation (for the avoidance of doubt, a conversion of this Note may be effected up to the Beneficial Ownership Limitation subject to the other requirements of this Note). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the holder of this Note and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Note beneficially owned by the holder of this Note or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder of this Note or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the holder of this Note that the Company is not representing to the holder of this Note that such calculation is in compliance with Section 13(d) of the Exchange Act and the holder of this Note is solely responsible for any schedules required to be filed in accordance therewith and the calculations required under this Section. To the extent that the limitation contained in this Section applies, the determination of whether this Note is convertible (in relation to other securities owned by the holder of this Note together with any Affiliates and Attribution Parties) and of which portion of this Note is convertible shall be in the sole discretion of the holder of this Note, and the acceptance of the issuance of the Shares and Warrants shall be deemed to be such holder’s determination of whether this Note is convertible (in relation to other securities owned by such holder together with any Affiliates and Attribution Parties) and of which portion of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section, in determining the number of outstanding shares of Common Stock, the holder of this Note may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the holder of this Note, the Company shall within one Trading Day confirm orally and in writing to the holder of this Note the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the holder of this Note or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by the holder of this Note prior to the issuance of this Note, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The holder of this Note, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 20, provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the holder and the provisions of this Section shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. In the event that the issuance of shares of Common Stock and Warrants to the holder of this Note upon conversion of this Note results in the holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation of the number of shares of outstanding Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the holder for any purpose including for purposes of Section 13(d) of the Exchange Act. No prior inability to convert this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility The provisions of this Section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section shall apply to a successor holder of this Note. This provision shall not restrict the number of shares of Common Stock which the holder of this Note may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a Fundamental Transaction. This restriction may not be waived without shareholder approval.

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21.          Stock Dividends and Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case all prices set forth in Sections 7 and 8 of this Note shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and all references to 5,680,936 shares of Common Stock (or other references to shares of Common Stock) shall be proportionately adjusted. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

[Remainder of page intentionally left blank—signature page follows]

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       IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer and to be dated as of the date first written above.

iMedia Brands, Inc.

By:
Tim Peterman
Chief Executive Officer

Promissory Note	Signature Page